Exhibit 99.2

IDAHO

POWER

An IDACORP Company

March 14, 2006

FOR IMMEDIATE RELEASE
Dennis Lopez, Corporate Communications
208-388-2464
dlopez@idahopower.com

Idaho Power Opposes Recharge Legislation;
Bill Would Unfairly Burden Company's Customers

BOISE - Idaho Power today announced its strong opposition to a bill introduced in the Idaho House of Representatives that would repeal certain sections of Idaho law that protect the public benefits of low-cost hydroelectric generation.

            "House Bill 800 is an effort to repeal an important and universally adopted piece of public policy.  If passed it will unfairly impact Idaho Power and our customers," said company President and Chief Executive Officer LaMont Keen.  "While others may try to confuse this issue, one fact is clear and undisputed; Idaho Power did not deplete the Snake River aquifer.  Decades of ground water pumping and other uses have taken more water from the aquifer than nature has been able to replace.  Idaho Power and our customers should not bear the financial burden of recharging the aquifer."  Aquifer recharge is an unproven process whereby Snake River water would be diverted into the southern Idaho desert in the hope of partially replacing water removed by ground water irrigation pumping.

            The proposed legislation would amend Idaho law to subordinate water rights for hydroelectric generation, or make them secondary to, aquifer recharge. The original law were passed unanimously by the 1994 Idaho Legislature and signed by then-Governor Cecil Andrus.

"Because Idaho Power primarily relies on hydroelectric generation to meet its customers' electric energy needs, reducing Snake River flows will impact both the cost and reliability of the energy we supply," Keen added.   "Simply put - reduced hydroelectric generation will drive up the cost of energy production and ultimately costs to customers."

Keen also noted that Idaho Power plans its resource additions to meet customer loads based on the availability of the hydroelectric generation House Bill 800 now threatens. He said this has serious implications for the growing southern Idaho economy and Idaho Power's ability to reliably meet electrical energy demands.

"Neither Idaho Power nor our customers should be made the political scapegoat for the aquifer's depleted condition," he added.

Idaho Power - page 2

"Policy questions of this magnitude should not be hurriedly considered during the final days of a legislative session," Keen said.  "They can only be fairly and appropriately addressed following a thorough analysis of all the consequences, intended and otherwise.  In addition to power generation impacts, House Bill 800 has potential environmental affects on ground and river water quality, salmon and steelhead, native fish and snails, and recreation that should be fully explored.  Realistically, no meaningful amount of aquifer recharge can be accomplished in 2006 so there is no need to rush this legislation through."

Keen also noted that Idaho Power is sympathetic to the needs of ground water irrigators, many of whom are customers.  In fact Idaho Power has been working with Idaho Governor Dirk Kempthorne's office and other senior surface water users to implement a pilot aquifer recharge program in 2006 to test the concept while keeping Idaho Power and its customers financially whole.

COMPANY BACKGROUND

Idaho Power, a regulated subsidiary of IDACORP Inc. (NYSE:IDA) is an investor-owned utility that serves a 24,000-square-mile service area. An all-electric utility, Idaho Power serves more than 455,000 residential, irrigation, commercial and industrial customers in southwestern Idaho and eastern Oregon.

Idaho Power generates nearly two-thirds of the electricity it sells from 17 hydroelectric developments on the Snake River and its tributaries.

The company also serves a portion of its electrical load from three coal-fired power plants in Wyoming, Nevada, and Oregon and from the natural gas-fired Evander Andrews Power Complex in Mountain Home, Idaho.  The company also buys electricity from the regional wholesale market to meet its customers' needs for electricity.